Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

GATEWAY ENERGY & COKE COMPANY, LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement of Gateway Energy & Coke Company, LLC (this “Agreement”), dated February 24, 2006, is adopted, executed and agreed to by the Sole Member (as defined below).

1. Formation. Gateway Energy & Coke Company, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purpose. The purpose of the Company shall be to engage in any lawful business, purpose or activity that may be engaged in by a limited liability company formed under the Act.

4. Sole Member. Sun Coal & Coke Company a Delaware corporation, shall be the sole member of the Company (the “Member”).

5. Contributions. The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligations to do so.

6. Distribution. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidation distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7. Management. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company.

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event will cause the Company to dissolve.

9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT OF LAWS RULES).

SUN COAL & COKE COMPANY as sole member

By:	/s/ Loretta J. DiLucido
Name:	Loretta J. DiLucido
Title:	Secretary